NEWS RELEASE

Tenet Healthcare Corporation
Headquarters Office
3820 State Street
Santa Barbara, CA 93105
Tel 805.563.6855
Fax 805.563.6871
http://www.tenethealth.com
Contacts:
	Media:	Harry Anderson (805) 563-6816
	Investors:	Diana Takvam (805) 563-6883

Tenet’s General Counsel to Depart

Sept. 26, 2003 – Tenet Healthcare Corporation (NYSE: THC) said today that Christi R. Sulzbach, the company’s chief corporate officer and general counsel, plans to relinquish her positions, effective Nov. 1.

She will assist during a transition period through March 31, 2004, as Tenet recruits a new general counsel from outside the company.  Until a successor to Sulzbach is named, Gary W. Robinson and Rod Stone, both deputy general counsels, will supervise Tenet’s legal functions.  The position of chief corporate officer, formerly held by Sulzbach, will be eliminated.

“While we have made progress in recovering from our many challenges, I believe that I have become a focal point for some Tenet critics,” Sulzbach said.  “Thus I realize it is in the best interest of the company for me to leave at this time.”

Trevor Fetter, Tenet’s president and chief executive officer, said, “Christi Sulzbach is a consummate professional, and I thank her for all her efforts on behalf of Tenet over the past 20 years, including the last four years as general counsel. I believe that the company will now benefit from a fresh perspective on legal matters going forward.  We appreciate Christi’s willingness to assist in the transition and wish her well in her future endeavors.”

Sulzbach joined Tenet in 1983 as an associate counsel and held a variety of positions in the law department before being named associate general counsel in 1993.  In 1999 she was named general counsel and assumed the additional position of chief corporate officer in 2002.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates 112 acute care hospitals with 27,474 beds and numerous related health care services.  Tenet and its subsidiaries employ approximately 113,526 people serving communities in 16 states.  Tenet’s name reflects its core business philosophy: the importance of shared values among partners - including employees, physicians, insurers and communities - in providing a full spectrum of health care.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Certain statements in this release may constitute forward-looking statements.  They are based on management’s current expectations and could be affected by numerous factors and are subject to various risks and uncertainties.  Certain of those risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including the Company’s transition report on Form 10-K for the 7-month period ended Dec. 31, 2002 and quarterly reports on Form 10-Q.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.